UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 26, 2011

Date of Report (Date of earliest event reported)

FEI COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Oregon	000-22780	93-0621989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124

(Address of Principal Executive Offices, including Zip Code)

(503) 726-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 26, 2011, FEI Company (the “Company”) entered into the Second Amendment to Credit Agreement and Security Agreement and Partial Release (the “Second Amendment”) with JPMorgan Chase Bank, N.A. (the “Agent”), as Administrative Agent, various lenders (the “Lenders”) and certain other parties.

Among other things, the Second Amendment amended the Credit Agreement dated as of June 4, 2008 (as amended, the “Credit Agreement”) and the Security and Pledge Agreement dated as of June 4, 2008 (as amended, the “Security Agreement”) as follows: (i) the term of the Credit Agreement was extended to April 2016; (ii) the commitment fee was increased; (iii) the liquidity covenant was eliminated; (iv) the interest rate to be paid was increased; (v) the permitted acquisition amount was increased; (vi) the interest coverage ratio was increased; and (vii) intellectual property was released from the Security Agreement.

The Company paid amendment fees to the Lenders and an arrangement fee to the Agent in connection with this Second Amendment.

The foregoing description of the Second Amendment is qualified in its entirety by reference to the Second Amendment, which is filed hereto as Exhibit 10.1 to this Current Report and is incorporated by reference herein.

There are currently no amounts outstanding under the Credit Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Second Amendment to Credit Agreement, Security and Pledge Agreement and Disclosure Letter, dated as of April 26, 2011, by and among FEI Company, the Guarantors identified on the signature pages thereto, the Lenders identified on the signature pages thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEI COMPANY

/s/ Bradley J. Thies
Bradley J. Thies
Vice President, General Counsel and Secretary

Date: April 27, 2011